CODE OF ETHICS

The Board of Trustees of The American Funds Tax-Exempt Series I (the “Trust”) adopts this Code of Ethics intended to comply with the requirements of Rule 17j-1 under the Investment Company Act of 1940, as amended, which applies to each series comprising the Trust. The Code recognizes that the Trust's officers and access persons (with the exception of non-interested Trustees) are covered by the Code of Ethics adopted by Washington Management Corporation with investment personnel and some access persons covered by the Code of Conduct of the Capital Group Companies, Inc. The Board of Trustees of the Trust, after considering the limited nature of access of the non-interested Directors to current information with respect to security transactions being effected or considered on behalf of the Trust, adopts this Code of Ethics to specifically cover the non-interested Trustees.

The purposes of this memorandum are to: provide Trustees with a summary of the information that is available to them; summarize those types of transactions which must be reported under the Code; and to provide a format for reporting any such transactions.

1. Legal Requirements

A trustee of the Fund may not:
a. employ any device, scheme or artifice to defraud the Fund;
b. make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
c. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or
d. engage in any manipulative practice with respect to the Fund.

2.  Portfolio Transaction Information

Trustees are regularly sent financial statements of each series comprising the Trust, which include portfolio changes as well as a listing of the entire portfolio. In addition, special reports may periodically be sent to Trustees or given to them at Board meetings, and discussions at Board meetings may include information regarding Trust portfolio transactions. Trustees must conduct personal securities transactions in a manner that is consistent with this Code and that avoids conduct inconsistent with the Fund’s policies, such as its policies against excessive trading.

3.  Transactions to be Reported

Any securities transaction*  which you know or should have known to have been made within a 15-day period of a transaction by the Fund in the same security or which you know or should have known was considered by the Fund or its Investment Adviser for purchase or sale by the Fund during such 15-day period should be reported. Any such reports are to be made on a confidential basis to the Fund's Corporate Secretary within 30 days after the end of each calendar quarter on a form which will be provided. We will review the reports and contact you in any instance where further inquiry or documentation appears advisable. So long as you are unaware of any transaction by the Fund or could not reasonably have been aware that the Adviser was considering a transaction during the 15-day period, no report need be filed. As a reminder of this policy, the Fund’s Corporate Secretary will send to you each quarter a reporting form.

4.  Exempted Transactions

The following security transactions are exempted from the reporting requirements of the Code:

A.	Transactions in securities issued by the United States Government.

B.	Transactions in bankers' acceptances, bank certificates of deposit, commercial paper.
C.	Transactions in shares of registered investment companies.

D.	Transactions where the Director has no direct or indirect influence or control.

E.	Transactions which are non-volitional on the part of the Director of the Fund (e.g. securities received as part of a stock dividend).

F .	Purchases which are part of an automatic dividend reinvestment plan.

5. Preclearance

Independent directors are not required to pre-clear personal securities transactions. However, any purchase or sale that would be reportable under paragraph 3 of this Code should be pre-cleared by contacting the Corporate Secretary by telephone. Obtaining pre-clearance will eliminate any appearance of improper personal securities trading.

6. Questions

Any questions regarding this policy should be directed to the Trust's Corporate Secretary.

Effective January 1, 2005

Following is the Code of Ethics for The Capital Group Companies Inc. (Capital), which includes Capital Research and Management Company, the investment adviser to the American Funds and those involved in the distribution of the funds, client support and services; and Capital Group International Inc. (CGII), which includes Capital Guardian Trust Company and Capital International Inc. The Code of Ethics applies to all associates.

The Capital Group Companies
CODE OF ETHICS

All of us within the Capital organization are responsible for maintaining the very highest ethical standards when conducting business. In keeping with these standards, we must always place the interests of clients and fund shareholders ahead of our own. Moreover, we should adhere to the spirit as well as the letter of the law and be vigilant in guarding against anything that could color our judgment.

Over the years we have earned a reputation for the highest integrity. Regardless of lesser standards that may be followed through business or community custom, we must observe exemplary standards of openness, integrity, honesty, and trust. Accordingly, we have adopted certain standards as described below for the purpose of deterring wrongdoing and promoting: 1) honest and ethical conduct; 2) full, fair, accurate, timely, and understandable disclosure in reports and documents; 3) compliance with applicable laws (including federal securities laws), rules, and regulations; 4) the prompt internal reporting of violations of our Code of Ethics; and 5) accountability for adherence to our Code of Ethics.

General Guidelines

Although specific Policies are discussed in more detail below, these are general guidelines that all Capital associates should be aware of:

•
It is a crime in the U.S. and many other countries to transact in a company’s securities while in possession of material non-public information about the company. If there is any question as to whether you’ve received material information (typically from a company “insider”) you should contact any member of the legal staff to discuss.

•
You should not knowingly misrepresent, or cause others to misrepresent, facts about Capital to clients, fund shareholders, regulators, or any other member of the public. Disclosure in reports and documents should be fair and accurate.

•
You should not accept extravagant gifts or entertainment from persons or companies who are trying to solicit business from any of the Capital companies. Capital’s Gifts and Entertainment Policy is summarized below.

•
Safeguarding non-public information - All associates are responsible for safeguarding non-public information about securities recommendations and fund and client holdings (for example, analyst research reports, investment meeting discussions or notes, current fund/client transaction information). If you have access to such information, you will likely be subject to additional personal investing limitations under Capital’s Personal Investing Policy.1  Even if you are not a “covered person” under the Personal Investing Policy, certain general principles apply to you, and you should not trade based on any Capital company’s confidential, proprietary investment information where fund or client trades are likely to be pending or imminent.

•
Other types of information (for example, marketing plans, employment issues, shareholder identities, etc.) may also be confidential and should not be shared with individuals outside the company (except those retained to provide services for the Capital companies).

Excessive trading of Capital-managed Funds - You should not engage in excessive trading of the American Funds or any other Capital-managed investment vehicles worldwide to take advantage of short-term market movements. Excessive activity, such as a frequent pattern of exchanges, could involve actual or potential harm to shareholders or clients. Note that this applies to your spouse and any other immediate family members residing in your household.

Ban on Participation in IPOs - Capital associates and their immediate family members residing in their household may not participate in Initial Public Offerings (IPOs). Although exceptions are rarely granted, they will be considered on a case-by-case basis, for example, where a family member is employed by the IPO Company and IPO shares are considered part of that family member’s compensation

Limitation on Service on Boards - Associates are discouraged from serving on the board of directors or advisory board of any public or private company (this does not apply to boards of Capital companies or funds). You must receive approval prior to serving on a board, except for boards of charitable organizations or other nonprofit organizations. In addition, certain associates will be sent a form annually and asked to disclose their board positions.

Failure to adhere to our Code of Ethics may result in disciplinary action being taken, including termination.

Annual Certification of Code of Ethics

Each associate will receive a copy of the Code of Ethics annually and is responsible for certifying in writing that they have read and understood the Code.

Reporting Violations

You have a responsibility to report any violations of our Code of Ethics, including: (i) fraud or illegal acts involving any aspect of our business; (ii) noncompliance with applicable laws, rules and regulations; (iii) intentional or material misstatements in our regulatory filings, internal books and records or client records or reports; or (iv) activity that is harmful to our clients or fund shareholders. Deviations from controls or procedures that safeguard the company, including the assets of shareholders and clients, should also be reported. Reported violations of the Code of Ethics will be investigated and appropriate actions will be taken.

You can report confidentially to:
• Your manager or department head
• Capital’s Audit Committee
• any other lawyer employed by the Capital organization

Gifts and Entertainment Policy - Conflicts of Interest

A conflict of interest occurs when the private interests of associates interfere or could potentially interfere with their responsibilities at work. Associates must not place themselves or the company in a position of actual or potential conflict. Associates may not accept (or give) gifts worth more than U.S. $100.00, or accept (or give) excessive business entertainment, loans, or anything else involving personal gain from those who conduct business with the company. In addition, a business entertainment event exceeding U.S. $250.00 in value should not be accepted unless the associate receives permission from his/her manager or supervisor and the Gifts and Entertainment Policy Committee.

Gifts or entertainment that are reimbursed by Capital do not need to be reported (or precleared). The expenses, however, are subject to the approval of the associate’s manager. When giving a gift or extending entertainment on behalf of Capital, it is important to keep in mind that giving an extravagant gift or entertaining excessively or lavishly may create the appearance of conflict. Associates should also be aware that certain laws or rules may prohibit or limit gifts or entertainment extended to public officials -- especially those responsible for investing public funds.

Charitable Contributions

In soliciting donations from various people in the business community, associates must never allow the present or anticipated business relationships of Capital or any of its affiliates to be a factor in soliciting such contributions.

Reporting

The limitations on accepting gifts apply to all associates as described above, and all associates will be asked to fill out quarterly disclosures. You must report any gift exceeding U.S. $50.00 and business entertainment in which an event exceeds U.S. $75.00 (although it is recommended that you report all gifts and entertainment).

Gifts and Entertainment Policy Committee

The Committee oversees administration of and compliance with the Policy.

Political Contributions Policy

Making Political Contributions - One of the objectives of Capital's Code of Ethics is to ensure that conflicts of interest do not arise as a result of an associate's position at Capital. Contributions (financial or non-financial) made to certain political campaigns may raise potential conflicts of interest because of the ability of certain office holders to direct business to Capital. For example, contributions to any person currently holding a city, county or state treasurer position or any candidate running for these offices may raise concerns. As a result, associates should not make contributions to any person currently holding these positions or running for these positions. Associates are also encouraged to seek guidance for contributions to other political offices that may have the power to influence the choice of a Capital company or the American Funds to manage public funds. These Policies also apply to an associate's spouse.

The Political Contributions Committee will evaluate questions relating to potential political contributions considering, among other things: 1) an associate’s relationship with the candidate (i.e., is the relationship a personal or business one) and 2) the candidate's current or potential relationship with Capital.

As a general matter, contributions to candidates for U.S. President, Senate, House of Representatives and contributions to national political parties are permissible (unless the candidate currently holds an office that may raise potential conflict of interest issues as described above). Likewise, unless you are subject to the special “CollegeAmerica” requirements (described below), contributions to State Governor and State Representative positions and state political parties are permissible.

Special Political Contribution Requirements - CollegeAmerica - Certain associates involved with "CollegeAmerica," the American Funds 529 College Savings Plan sponsored by the Commonwealth of Virginia will receive a special reporting form. These associates are subject to additional restrictions and reporting requirements. For example, these associates generally may not contribute to Virginia political candidates or parties, must report contributions to any other state or municipal candidates or parties, and must preclear Political Action Committee (PAC) contributions.

Soliciting Political Contributions - In soliciting political contributions from various people in the business community, you must never allow the present or anticipated business relationships of any Capital company to be a factor in soliciting such contributions.

Other Considerations - Please keep in mind that any political contributions you make or solicit should be viewed as personal. Therefore, you should not use Capital letterhead for correspondence regarding these contributions, and you should not hold fundraising events in Capital offices.

Insider Trading

Antifraud provisions of U.S. securities laws as well as the laws of other countries generally prohibit persons in possession of material non-public information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines, and jail sentences.

While investment research analysts are most likely to come in contact with material non-public information, the rules (and sanctions) in this area apply to all Capital associates and extend to activities both within and outside each associate's duties. Any associate who believes that he or she may have material non-public information should contact a Capital lawyer.

Personal Investing Policy

As an associate of The Capital Group Companies, you may have access to confidential information. This places you in a position of special trust. You are associated with a group of companies that is responsible for the management of many billions of dollars belonging to mutual fund shareholders and other clients. The law, ethics, and our own Policy place a heavy burden on all of us to ensure that the highest standards of honesty and integrity are maintained at all times.

There are several rules that must be followed to avoid possible conflicts of interest in personal investments. Keep in mind, however, that placing the interests of clients and fund shareholders first is the core principle of our Policies and applies even if the matter is not covered by a specific provision. The following is only a summary of the Capital Personal Investing Policy. Please refer to the Capital Personal Investing Policy for more detailed information about personal investing rules.

The following provisions (pages 6-12) apply only to associates covered under the Personal Investing Policy.

Covered Persons

You are a “covered person” if you have access to non-public investment information relating to current or imminent fund/client transactions. If you are a “covered person” you should be receiving quarterly personal investing disclosure forms.

Covered persons must conduct their personal securities transactions in such a way that they do not conflict with the interests of the funds and client accounts. This Policy also includes securities transactions of family members living in the covered person's household and any trust or custodianship for which the associate is trustee or custodian. A conflict may occur if you, or a family member in the same household, or a trust or custodianship for which you are trustee or custodian, have a transaction in a security when the funds or client accounts are considering or concluding a transaction in the same security. For purposes of this Policy, “covered persons” include immediate family members living in the same household.

Additional rules apply to "investment associates" including portfolio counselors/managers, investment analysts and research associates, trading associates including trading assistants, and investment administration, portfolio control and fixed income control associates including assistants (see below).

Prohibited Transactions for Covered Persons

• IPO investments
• Writing puts and calls on securities that are subject to preclearance
• Short sales of securities that are subject to preclearance

Initial and Annual Holdings Reports

Any associate that becomes a covered person must submit a list of portfolio holdings and securities accounts within 10 calendar days of becoming covered. In addition, all covered associates will be required to review and update their holdings and securities account information annually.

Preclearance of Securities Transactions

Covered persons must receive approval before buying or selling securities including (but not limited to):
•	stocks of companies (public or private, including purchases through private placements)
•	bonds (except U.S. government bonds or other sovereign government bonds rated AAA or Aaa or equivalent)
•	investments in venture capital partnerships and hedge funds
•	options on securities subject to preclearance
•	closed-end funds (including investment trust companies)
•	index funds or exchange-traded funds that are not on the pre-approved list of index funds/ETFs
•
transactions in securities subject to preclearance in IRAs (or company-sponsored retirement accounts), Personal Equity Plans (PEPs) and Individual Savings Accounts (ISAs) (available in the U.K. only) over which you have discretion

.

Before buying or selling securities, covered persons must check with the staff of the Personal Investing Committee.

Preclear requests will be handled during the hours the New York Stock Exchange (NYSE) is open (generally 6:30am to 1:00pm Pacific Time).

You will generally receive a response within one business day. Unless a different period is specified, clearance is good until the close of the NYSE on the day that you request preclearance. Associates from offices outside the U.S. and/or associates trading on non-U.S. exchanges are usually granted enough time to complete their transaction during the next available trading day. If you do execute your transaction within this period, you must resubmit your preclearance request. Note that investments in private companies (e.g., private placements) and venture capital partnerships must be precleared and reported and are subject to special review. In addition, opportunities to acquire a stock that is “limited” (i.e., a broker-dealer is only given a certain number of shares to sell and is offering the opportunity to buy) would be subject to the Gifts and Entertainment Policy.

Exception for De Minimis Transactions

The de minimis exception is NOT available for CIKK associates (a Capital company based in Tokyo) or associates considered investment associates.

All other covered associates may execute one single transaction (either a buy or a sell) of 100 shares or less per issuer per calendar month without preclearance. You must, however, still report these trades on your quarterly form. If you request preclearance and are denied permission, you may not execute a de minimis transaction in that issuer without preclearance for a period of seven calendar days. Larger or more frequent share transactions must be precleared.

Reporting Transactions

Covered persons must submit quarterly disclosure of certain transactions. You will receive reporting forms each quarter that are due no later than 15 calendar days after the end of the quarter2 . Reports will be reviewed by the staff of the Personal Investing Committee. Transactions of securities (including fixed-income securities) or options must be precleared as described above and reported except as outlined below.

Report Only (no need to preclear):

•	purchases and sales of CRMC Managed Funds
Note that American Funds transactions in Capital’s 401(k) or MRP accounts or in accounts held with American Funds Service Company (AFS)/Capital Bank & Trust (CB&T) where the account number has been previously disclosed need not be reported.
•	purchases and sales of Other Capital Affiliated Funds
•	purchases and sales of Capital International Fund transactions with JP Morgan Luxembourg
Note that transactions in the LDO Personal Pension Plan need not be reported if you have a signed data release form on file with LDO Legal.
•	purchases and sales of GIG Advised/Sub-Advised Funds and Insurance Products
•	purchases and sales (including options and futures) of index funds or exchange traded funds that are on the pre-approved list of index funds/ETFs
•	participation in any CGII private equity fund/partnership
•	de minimis transactions (see above)
•	distributions of stock from venture capital partnerships
•	capital calls of venture capital partnerships and hedge funds that have been pre-approved
•	securities received as a gift or through a bequest
•	securities given to charitable organizations (note that securities given to individuals should be precleared)
•	sales pursuant to tender offers

Do Not Preclear or Report:

•	open-end investment companies (except funds advised or sub-advised by any Capital company)
mutual funds (US & Canada)
UCITs (EU)
OEICs (UK & Germany)
Unit Trusts (UK & Singapore)
SICAVs (Luxembourg & France)
Singapore Unit Trusts linked to an insurance product other than Great Eastern and NTUC
FCPs (Luxembourg & France)
Japanese Investment Trust Funds
Japanese Investment Company Funds
(Note: all other funds should be precleared and reported.)
▪
money market instruments or other short-term debt instruments with maturities (at issuance) of one year or less that are rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization or unrated but of equivalent quality

•	direct obligations of the U.S. Government or bonds issued by sovereign governments outside the U.S. that are rated AAA or Aaa or equivalent
•	bankers' acceptances, CDs, or other commercial paper
•	currencies (including options and futures)
•	commodities
•	transactions in accounts for which you have completely turned over investment decision-making authority to a professional money manager (see “Professionally Managed Accounts” below)

Personal investing should be viewed as a privilege, not a right. As such, the Personal Investing Committee may place limitations on the number of preclearances and/or transactions.

Securities Accounts

1. Disclosure of Securities Accounts

In general, all accounts that currently hold reportable securities must be disclosed. The following types of accounts must be disclosed:

•	American Funds (AFS) and Capital Bank and Trust (CB&T) accounts not previously disclosed
•	Capital International Fund accounts with JP Morgan Luxembourg
•
accounts holding GIG sub-advised funds and/or other Capital-affiliated funds, and accounts/plan numbers with insurance companies that sell variable annuities or insurance products that hold American Funds Insurance Series (could be through a brokerage account or insurance contract)

•	Firm (or bank) accounts holding American Funds
•	bank accounts holding securities
•	employer retirement or stock purchase accounts holding reportable securities [ESPP, ESOP, 401(k), company stock funds, etc.]
•	direct investment/purchase accounts [DRP, or transfer agent accounts]
•	discretionary accounts for which you have completely turned over investment decision-making authority to a professional money manager (other than PIM)
•	investment clubs

You do not need to disclose accounts that only hold cash, cash equivalents or open-end investment companies (as listed above) other than American Funds or other funds managed by Capital Group.

2. Duplicate Account Statements and Trade Confirmations

Duplicate statements and trade confirmations (or other equivalent documentation) are required for accounts currently holding securities that are subject to preclearance and/or reporting. (This includes 401(k) and other retirement accounts with previous employers. However, this excludes American Funds accounts where records are held at American Funds Service Company and the account information has been previously disclosed. LDO associates who have signed a data release form on file with LDO Legal and participate in the LDO Personal Pension Plan are also excluded.) Covered persons should inform their investment broker-dealer, bank, securities firm or money management firm that they are employed by an investment management organization.

In addition, covered persons must direct their broker-dealer, bank, securities firm or money management firm to send duplicate trade confirmations and account statements (or other equivalent documentation) for all new or existing accounts, which hold reportable securities, on a timely basis to the appropriate address listed below. If they are not able to send duplicates directly, you are required to submit copies as soon as they become available.

All documents received are kept strictly confidential and are maintained by LAO Legal in accordance with applicable Federal Securities laws.3

If your broker requires a letter requesting duplicate trade confirmations and monthly statements, please contact the staff of the Personal Investing Committee.

If your broker will be sending confirmation statements for an immediate family member with a different last name than you, please inform the staff of the Personal Investing Committee with the name of the family member and that person’s relationship to you.

3. Professionally Managed (Discretionary) Accounts

If you have accounts where you have completely turned over decision-making authority to a professional money manager (who is not covered by our Policy), you must disclose the existence of these accounts and provide the account numbers on your personal investing disclosure forms. You do not need to preclear or report securities transactions in these accounts.

Additional Policies for “Investment Associates”

“Investment associates” include portfolio counselors/managers, investment analysts and research associates, trading associates including trading assistants, and investment control, portfolio control and fixed income control associates including assistants.

1. Disclosure of Personal Ownership of Recommended Securities

Portfolio counselors/managers and analysts will be asked quarterly to disclose securities they own both personally and professionally. Analysts will also be required to disclose securities they hold personally that are within their research coverage or could result in future cross-holdings. This disclosure will be reviewed by the staff of the Personal Investing Committee and may also be reviewed by the CRMC and CGTC Executive Committees or other appropriate Capital Committees. In addition, to the extent that disclosure has not already been made to the Personal Investing Committee (by including information on the quarterly form), any associate who is in a position to recommend the purchase or sale of securities by the fund or client accounts that s/he personally owns should first disclose such ownership either in writing (in a company write-up) or verbally (when discussing the company at investment meetings) prior to making a recommendation.4

In addition, portfolio counselors/managers and analysts are encouraged to notify investment control of personal ownership of securities when placing an order (especially with respect to a first-time purchase). If you have any questions, you should contact the staff of the Personal Investing Committee.

2. Blackout Periods

Investment associates may not buy or sell a security during a period beginning seven calendar days before and ending seven calendar days after a fund or client account transacts in that issuer. The blackout period applies to trades in the same management company with which the associate is affiliated.

If a fund or client account transaction takes place in the seven calendar days following a precleared transaction by an investment associate, the personal transaction may be reviewed by the Personal Investing Committee to determine the appropriate action, if any. For example, the Committee may recommend the associate be subject to a price adjustment to ensure that he or she has not received a better price than the fund or client account.

3. Ban on short-term trading profits

Investment associates are generally prohibited from profiting from the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 days This restriction applies to the purchase of an option and the sale of an option, or the purchase of an option and the exercise of the option and sale of shares within 60 days.

Other Considerations

Associates may not accept negotiated commission rates or any other terms that they believe may be more favorable than the broker-dealer grants to accounts with similar characteristics. U.S. broker-dealers are subject to certain rules designed to prevent favoritism toward such accounts.

In addition, material outside business interests may give rise to potential conflicts of interest. Associates are asked to report if they are a senior officer of or own more than 5% of any private or public company that is or potentially may be doing business with any Capital company or with the American Funds. This reporting requirement also applies to any immediate family member residing within the associate’s household.

Personal Investing Committee

Any questions or hardships that result from these Policies or requests for exceptions should be referred to Capital's Personal Investing Committee by calling the staff of the Personal Investing Committee.

Washington Management Corporation
Code of Ethics

All of us are responsible for maintaining the very highest ethical standards when conducting business. In keeping with these standards, we must never allow our own interests to be placed ahead of our shareholders' interests. We must observe exemplary standards of honesty and integrity.

As an Officer and/or Director and/or employee of Washington Management Corporation (WMC) (the Company) or as an employee of Johnston, Lemon & Co. Incorporated (J/L) who may directly, or indirectly, assist such individuals of such Company, you may from time to time have access to confidential information regarding The American Funds Tax-Exempt Series I (AFTES-I), JP Morgan Value Opportunities Fund, Inc. (JPMVOF) and Washington Mutual Investors Fund, Inc. (WMIF) (the Investment Companies). As an "access person" this places you in a position of special trust.

If you have trouble interpreting laws or regulations pertaining to this Code, ask the WMC Compliance Officer, Michael Stockton, for advice (202) 842-5302.

Conflicts of Interest

A conflict of interest occurs when your private interests interfere or could potentially interfere with your responsibilities at work. You must not place yourself or your employer in a position of actual or potential conflict. You may not accept gifts worth more than $100, or business entertainment exceeding $200 in value, from those who conduct business with the Investment Companies. You should not take inappropriate advantage of your position, and you may not accept favors or preferential treatment from stockbrokers.

This Code has been adopted by WMC pursuant to requirements of the Investment Company Act of 1940 and rules thereunder which prohibit the use of (1) any device, scheme or artifice to defraud the Investment Companies; (2) any act or practice or course of business which operates or would operate as a fraud or deceit upon the Investment Companies; (3) any manipulative practice with respect to the Investment Companies or (4) making untrue statements of a material fact or omitting to state to the Investment Companies a material fact necessary to make any statements made, in light of the circumstances under which they were made, not misleading. These prohibitions apply to persons subject to this Code.

Insider Trading

Antifraud provisions of the federal securities laws generally prohibit persons while in possession of material nonpublic information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences. These laws can apply to those of us who work for WMC, and it is unlawful under this Code to engage in trading or other conduct which violates the Federal law of “insider trading.” If you have any questions about whether you have in your possession material, non-public information about the Investment Companies or any other company and whether trading on that information or communicating it to others would be unlawful, please consult with the WMC Compliance Officer.

Person who are employees of Johnston, Lemon & Co. Incorporated may be subject to various policies and procedures of that Company and this Code’s provisions are in addition to and do not affect the applicability of, any similar policies of Johnston, Lemon & Co. Incorporated.

Personal Securities Transactions

The Investment Companies are responsible for the management of substantial assets belonging to millions of shareholders. Both ethics and the law place a heavy burden on you to ensure that the highest standards of integrity be maintained at all times. To avoid any possible conflict of interest in carrying out your responsibilities to such shareholders, you are bound by this Code of Ethics.

There are several rules that must be followed to avoid possible conflicts of interest in personal securities transactions.

You must not divulge information to personnel of Johnston, Lemon & Co. Incorporated or to outsiders concerning either proposed or partially completed programs of the Funds to buy or sell particular securities. Lists of securities in the Funds' portfolios are considered confidential until released to the public in accordance with established procedures.

You may not purchase or sell directly or indirectly any security which to your actual knowledge at that time is being purchased or sold, or is being considered for purchase or sale, by one of the Investment Companies of which Washington Management Corporation is the Administrator.

You may not purchase or sell any shares of the Investment Companies in violation of the applicable Fund’s policies with respect to excessive trading. For funds in the American Funds Group, this means that generally you may not make an investment in a fund (other than a money market fund) within 30 days of redeeming $5,000 or more of the same fund. There are exceptions such as a purchase of less than $5,000 or systematic purchases. For JPMorgan Funds, this means that generally you cannot make more than one “round trip” (a purchase or exchange followed by a redemption or visa versa) within a 60 day period. If you have any questions about these restrictions, please contact the WMC Compliance Officer.

You may not subscribe to (i) any, initial public offering or (ii) any other securities offerings that are subject to allocation (so-called "hot issues"). Also, persons subject to this Code of Ethics shall not offer, grant or allot any securities, including initial public offerings, to any director, trustee or advisory board member or an affiliated person thereof, of a fund served by Washington Management Corporation as business manager except on the same terms as such securities are made available to other comparable clients in the ordinary course of business.

You may not participate in private securities offerings without advance written approval of the WMC compliance officer.

Access Persons

Those who have access to investment information in connection with their regular duties are generally considered "access persons." If you receive an initial holdings or annual holdings report form, you are an access person. When you first become an access person, you must, within 10 days complete an initial holdings report. (See “Reporting” below.)

Access persons must conduct their personal securities transactions in such a way that they do not conflict with the interests of the Investment Companies. This policy also includes securities transactions of their immediate family members (for example, a spouse, children and parents) residing in the access person's household and any account (for example, a family trust) over which the access person (or immediate family member residing in the access person’s household) exercises investment discretion or control.

* See paragraph #4, "Exempted Transactions"
1 Note: If you have access to non-public information regarding securities recommendations and holdings but you are not currently considered “covered” under the Personal Investing Policy (i.e., you do not receive a reporting form each quarter), you should contact the staff of the Personal Investing Committee to discuss.
2 For compliance purposes, only those signed and dated greater than 30 days past the end of the quarter will be considered “late.”
3 Information about particular transactions may be provided to an associate’s supervisor or appropriate Human Resources manager by Personal Investing Committee staff where the transactions are in violation of the Policy, may impact the associate’s job performance, or raise conflict of interest-related issues.
4Note: This disclosure requirement is consistent with both AIMR standards as well as the ICI Advisory Group Guidelines.

Pre-clearance of Securities Transactions

You must pre-clear, according to established procedures, all personal transactions involving any stocks, options or convertible bonds but excluding securities not required under this Code to be reported (see "Reporting" below.). You must also pre-clear all purchases in an underwriting of any municipal bonds of entities in Maryland, Virginia, the District of Columbia, Puerto Rico, Guam or the Virgin Islands and the sale of any bonds issued in those jurisdictions unless they are rated A or above by a national rating service.

Permission to engage in private securities offerings, where granted, is not subject to such time limit but re-approval should be sought should circumstances change (e.g. modification of the terms of the offering).

Capital Research and Management Company typically approves transactions of stocks on the WMIF eligible list only if Washington Mutual Investors Fund has no open order on that date with clearance typically for that day only. Because JPMVOF has a wide universe of stocks in which they may trade for the Fund, the compliance officer will retain a list of Fund transactions and clearance will be granted only in those instances when the Fund has not had a transaction in the security during the preceding three business days. Clearance for JPMVOF will be granted for one day only.

Exception for De Minimus Transactions

You may execute one transaction (either a buy or sell) of 100 shares or less per issuer per calendar month without pre-clearance. Larger or more frequent transactions must be pre-cleared. If you pre-clear a transaction and are denied permission, you may not execute a de minimus transaction in that issuer without pre-clearance for a period of seven calendar days. Additionally, pre-clearance is not required for transactions of $100 or less, not including commissions.

Brokerage Accounts

You shall not maintain any brokerage accounts with any other broker/dealer except Johnston, Lemon & Co. Incorporated, without written approval of the WMC compliance officer. You and your immediate family members (for example, a spouse, children and parents) residing in your household and any account over which you (or immediate family members residing in your household) exercise investment discretion or control shall direct your broker to provide duplicate confirmations to the WMC compliance officer on a timely basis.

Annual Recertification

All access persons will be required to certify annually that they have read and understood the Code of Ethics and recognize that they are subject thereto. They will also be required to certify annually that they have complied with this Code and have disclosed or reported all personal securities transactions and holdings required to be disclosed or reported. Forms will be supplied for this purpose.

Service as a director

All WMC personnel must obtain prior authorization of the WMC Board of Directors before serving on the board of directors of publicly traded companies.

Reporting

Initial

When a person first becomes subject to this Code of Ethics, he or she must submit, within 10 days, an initial report of all securities holdings (excluding Johnston, Lemon stock, mutual funds, broad-based index/exchange traded funds, money market investments, commodities, and direct obligations of the U.S. government), including holdings of immediate family members residing in their household and any account over which he or she or such immediate family member exercise investment discretion or control. Such information must be as of a date no longer than 45 days prior to the date the person became an access person.

Periodic

Thereafter, persons subject to this Code of Ethics are required to furnish duplicate confirmations of all their securities transactions (excluding Johnston, Lemon stock, mutual funds, money market instruments, commodities, direct obligations of the U.S., purchases through dividend reinvestment plans, transactions through systematic investment plans and corporate activities that are nonvolitional on the part of the investor, such as mergers, stock splits and tender offers.), including those of immediate family members residing in their household and any account over which they or such immediate family member exercise investment discretion or control. It is required that any new brokerage account subject to the Code have duplicate confirmation statements sent to the WMC compliance officer. For any reportable transaction for which a confirmation is not produced (including receipt of a security by gift or inheritance) such transaction should be reported promptly to the WMC compliance officer via the “Gift/Inheritance/Other Transaction Reporting Form.”

Annually

Annually, all persons subject to this Code are required to report their holdings as of December 31. This report, which must be submitted by January 30th each year, also must include holdings of immediate family members and is subject to the same exclusions as the initial holdings report, discussed above.

Forms for all of these reports will be provided at each reporting period.

Special

Any purchase followed by a redemption or redemption followed by a purchase (a “round trip”) in shares of any of the Investment Companies within a 60 day period must be reported within 5 days of completing the round trip. The report must be made by personal memorandum to the WMC Compliance Officer and Fund President. Systematic purchases or redemptions, dividend reinvestments, and payroll deduction 401(k) investments, and any non-volitional transactions are excepted from this reporting obligation.

Violations

Any material violation of this Code for which the compliance officer recommends the imposition of a sanction shall be referred to the Board of Directors of Washington Management Corporation as appropriate, for resolution.

Board of Directors/Trustees of the Investment Companies

Approval of the Code of Ethics and Amendments to it - The Boards of Directors/Trustees of the Investment Companies will be asked to approve the Code initially and any material amendments to it. A material amendment to the Code must be approved no later than six months after its adoption by WMC. The Directors/Trustees of the Investment Companies must receive a certification from WMC that procedures reasonably necessary to prevent access persons from violating the Code have been adopted. WMC will furnish to the Directors/Trustees a written report annually that discusses any issues arising under the Code since the last report to the Directors/Trustees. This report will also include information about material violations of the Code or of our procedures and any sanctions imposed as a result of these violations.

Amended December 2, 2004
Effective January 1, 2005